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Exhibit (a)(1)(iv)

Offer to Purchase
All Outstanding Shares of Common Stock
in
Continental Materials Corporation
at
$9.50 per Common Share
Pursuant to the Offer to Purchase Dated February 18, 2020
by
Bee Street Holdings LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 17, 2020, UNLESS THE OFFER IS EXTENDED.

February 18, 2020

        To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Bee Street Holdings LLC, a Delaware limited liability company ("Purchaser"), to act as information and solicitation agent (the "Information Agent") in connection with Purchaser's offer to purchase all of the issued and outstanding shares of common stock, par value $0.25 per share ("Shares"), of Continental Materials Corporation, a Delaware corporation ("CMC"), at a purchase price of $9.50 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase dated February 18, 2020 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The conditions to the Offer are described in Section 12 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     The Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3.     A Notice of Guaranteed Delivery that accompanies the Offer to Purchase to be used to accept the Offer if the certificates representing Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., which is the depositary for the Offer (the "Depositary"), by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

          4.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          6.     A return envelope addressed to the Depositary for your use only.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 P.M., New York City Time, on March 17, 2020, unless the Offer is extended by Purchaser.

        The board of directors of CMC has not made a public statement as to whether they recommend that holders of Shares tender their Shares in the Offer. CMC is required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer, and to publish such recommendation or send it to holders of Shares within ten business days from the date of the Offer to Purchase.

        For Shares to be properly tendered pursuant to the Offer, (i) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (ii) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

        Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours, ICOM Advisors LLC

        Nothing contained herein or in the enclosed documents shall render you, the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information and Solicitation Agent for the Offer is:

19 Old Kings Highway S.—Suite 210
Darien, CT 06820
Toll Free (877) 972-0090
Banks and Brokers call collect (203) 972-9300
info@investor-com.com

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  Exhibit (a)(1)(iv)
Offer to Purchase All Outstanding Shares of Common Stock in Continental Materials Corporation at $9.50 per Common Share Pursuant to the Offer to Purchase Dated February 18, 2020 by Bee Street Holdings LLC THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 17, 2020, UNLESS THE OFFER IS EXTENDED.
The Information and Solicitation Agent for the Offer is